Exhibit 3.1

THE COMPANIES LAW

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

APCO ARGENTINA INC.

1.    The name of the Company is Apco Argentina Inc.

2.    The Registered Office of the Company shall be at the offices of Messrs. Maples and Calder, P.O. Box 309, Citibank Building, Grand Cayman, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3.    The objects for which the Company is esta-blished are as follows:

(i)
(a) To engage in any and all kinds of busi-ness and other activities with respect to oil, gas and other materials, and the products and by-products thereof, including hut not by way of limitation, exploration, developing, drilling, producing, refining, processing, mining, confining, manufac-turing, storing, transporting, distributing, trading, buying, selling and all other activities pertinent thereto.

(b) To undertake, contract for or carry on any business incidental to or in aid of, or convenient or advantageous in pursuance of any natural resources or energy fuels business.

(c) To carry on the business of an investment company and to carry on business as financiers, capitalists, concessionaires and merchants and to undertake and carry on and execute all kinds of investment, financial, commer-cial, trading and other operations and without prejudice to the generality of the foregoing, to lend money for the purpose of advancing directly or indirectly the objects of the Company and to invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested.

(d) To carry on in any part of the world whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services, and to act as promoters and entrepreneurs.

(ii) To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations, or other securities including without prejudice to the generality of the foregoing all such veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iii) To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and in particular, mortgages, deben-tures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(iv) To subscribe for, conditionally or uncondi-tionally, to underwrite, issue on commission or otherwise, take hold, deal in and convert stocks, shares and securi-ties of all kinds and to enter into partnership, or into any arrangement for sharing profits, reciprocal concessions or co-operation with any person, or company and to promote and aid in promoting, constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company, or of advancing directly or indirectly, the objects of the Company, or for any other purpose which the Company may think expedient.

(v) To lend money to, stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any Director, officer or employee of the Company or of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method whether or not the Company shall receive valuable consideration therefor.

(vi) To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

(vii) To make donations for the public welfare or for charitable, scientific or educational purposes, and in time of war or other national emergency in aid thereof.

(viii) To transact any lawful business which the Company’s Directors shall find to be in aid of govern-mental authority.

(ix) To pay pensions and establish and carry out pension, profit sharing, share option, share purchase, share bonus, retirement, benefit, incentive and compensation plans, trusts and provisions for any or all of the Directors of the Company and the officers and employees of the Company, and for any or all of the directors, officers, and employees of the subsidiaries of the Company, if any.

(x) To provide insurance for the benefit of the Company on the life of or by way of indemnity for any of the Directors, officers, or employees of the Company or on the life of any shareholder of the Company.

IT BEING HEREBY DECLARED that in the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, busi-nesses and powers of and exercisable by the Company.

4.     Except as prohibited or limited by the Com-panies Law (Cap. 22), the Company shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor, or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conductive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Associa-tion of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, forma-tion and incorporation of the Company; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, deben-tures, Bills of Exchange, Bills of Lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distri-bute assets in specie to members of the Company; to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the Banks and Trust Companies Regulations Law 1966 when licensed to do so under the terms of that Law.

5.     (a) The Company shall have power to indemnify any person who was or, is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investi-gative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer employee or agent of the Company, or is or was serving at the request of the Company as, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best inter-ests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Company shall have power to indemnify any person who was or is a party or is threatened to be, made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company.

6.     The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

7.     The share capital of the Company is US$150,000.00 divided into 15,000,000 shares of a nominal or par value of US$0.01 cent each with power for the Company insofar as is permitted by law, to redeem and/or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Cap.22) and the Articles of Association and to issue any part of its capital, whether original, redeemed, purchased or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

8.     The operations of the Company will be carried on subject to the provisions of Section 190 of the Companies Law Cap.22.

WE the several persons whose names and addresses are subscribed are desirous of being formed into a company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.